EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-00949) of Terex Corporation of our report dated June 25, 2009, relating to the financial statements of the Terex Corporation and Affiliates’ 401(k) Retirement Savings Plan, which appears in this Form 11-K.

/s/ Mayer Hoffman McCann P.C.

Plymouth Meeting, Pennsylvania

June 25, 2009